CODE OF ETHICS AND BUSINESS CONDUCT FOR OFFICERS, DIRECTORS
           AND EMPLOYEES OF TASKER CAPITAL CORP. AND ITS SUBSIDIARIES

Important Note: This code of conduct provides information about the standards of integrity that Tasker Capital Corp. and its subsidiaries ("Tasker", "We" or "Us") require all employees, officers and members of the Board of Directors to follow. It does not address every situation or set forth every rule, nor is it a substitute for the responsibility of each individual to exercise good judgment. Tasker, in its sole discretion, may modify the terms of this code of conduct at any time. Any modifications become effective immediately.

1. TREAT IN AN ETHICAL MANNER THOSE TO WHOM TASKER HAS AN OBLIGATION

We are committed to honesty, just management, fairness, providing a safe and healthy environment free from the fear of retribution, and respecting the dignity due everyone.

For the communities in which we live and work we are committed to observe sound business practices and to act as concerned and responsible neighbors, reflecting all aspects of good citizenship.

For our shareholders we are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.

For our suppliers and partners we are committed to fair competition and the sense of responsibility required of a good customer and teammate.

Since no code of conduct can anticipate and cover every business situation, common sense and good judgment are our best guides. In other instances, you also may want to consult your coworkers, your supervisor or other managers for guidance. Each of us plays an important role in assuring the highest level of business ethics and integrity in Tasker in every meeting we conduct, every contract we negotiate, and every strategy we implement. Working together, we must set and meet the highest standards of business excellence that our customers, stockholders and employees expect from us.

We expect that contractors, consultants, agents, representatives and others conducting business on behalf of Tasker will conform to the behaviors required by this code of conduct. The document should be shared with these individuals, and the failure to conform to these guidelines should be considered a potential basis for terminating Tasker's relationship with them.

2. PROMOTE A POSITIVE WORK ENVIRONMENT

All employees want and deserve a workplace where they feel respected, satisfied, and appreciated. We respect cultural diversity and will not tolerate harassment or discrimination of any kind--especially involving race, color, religion, gender, age, national origin, disability, and veteran or marital status.

Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship permits us the opportunity to achieve excellence in our workplace. While everyone who works for Tasker must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in all of us. Supervisors must be careful in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior.


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3. PROTECT YOURSELF, YOUR FELLOW EMPLOYEES, AND OUR WORLD

We are committed to providing a drug-free, safe and healthy work environment, and to observing environmentally sound business practices. Each of us is responsible for compliance with environmental, health and safety laws and regulations.

4. KEEP ACCURATE AND COMPLETE RECORDS

We must maintain accurate and complete business records. Transactions between Tasker and outside individuals and organizations must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. It will not be tolerated and will result in disciplinary action.

5. OBEY THE LAW

We will conduct our business in accordance with all applicable laws and regulations. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a minimum, absolutely essential condition for performance of our duties. In conducting business, we shall:

      A.    Strictly Adhere To All Antitrust Laws

            Officer, directors and employees must strictly adhere to all antitrust laws. Such laws exist in the United States and in many other countries where Tasker may conduct business. These laws prohibit practices in restraint of trade such as price fixing and boycotting suppliers or customers. They also bar pricing intended to run a competitor out of business; disparaging, misrepresenting, or harassing a competitor; stealing trade secrets; bribery; and kickbacks.

       B.  Strictly Comply With All Securities Laws

            In our role as a publicly owned company, we must always be alert to and comply with the security laws and regulations of the United States and other countries.

            I.  Do Not Engage In Speculative Or Insider Trading

            Federal law and Tasker policy prohibits officers, directors and employees, directly or indirectly through their families or others, from purchasing or selling company stock while in the possession of material, non-public information concerning Tasker. This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information.

            Material, non-public information is any information that could reasonably be expected to affect the price of a stock. If an officer, director or employee is considering buying or selling a stock because of inside information they possess, they should assume that such information is material. It is also important for the officer, director or employee to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, officers, directors and employees should always carefully consider how their trades would look from this perspective.


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            Two simple rules can help protect you in this area: (1) Never use non-public information for personal gain. (2) Do not pass along such information to someone else who has no need to know.

            This guidance also applies to the securities of other companies for which you receive information in the course of your employment at Tasker.

            II.  Be Timely And Accurate In All Public Reports

            As a public company, Tasker must be fair and accurate in all reports filed with the United States Securities and Exchange Commission. Officers, directors and management of Tasker are responsible for ensuring that all reports are filed in a timely manner and that they fairly present the financial condition and operating results of Tasker.

            Securities laws are vigorously enforced. Violations may result in severe penalties including significant fines against Tasker. There may also be sanctions against individual employees including substantial fines and prison sentences.

            The Chief Executive Officer and Chief Financial Officer will certify to the accuracy of reports filed with the SEC in accordance with the Sarbanes-Oxley Act of 2002. Officers and Directors who knowingly or willingly make false certifications may be subject to criminal penalties or sanctions including fines and imprisonment.

      C. Protect Tasker's Intellectual Property Assets, Such as Copyrights, Trademarks, Service marks, Patents and Trade Secrets

Various laws and international treaties govern how intellectual property rights are created, maintained and protected. In many instances, such as patents, this requires filing of documentation with government authorities. Intellectual property developed by Tasker's employees or purchased by Tasker and related to Tasker's business is the property of Tasker. Sometimes Tasker may license another party's intellectual property. In addition to maintaining the confidentiality of such intellectual property, you may not use the intellectual property for non-Tasker purposes without the consent of your management.

6. AVOID CONFLICTS OF INTEREST

Our officers, directors and employees have an obligation to give their complete loyalty to the best interests of Tasker. They should avoid any action that may involve, or may appear to involve, a conflict of interest with Tasker. Officers, directors and employees should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of Tasker.

Here are some ways a conflict of interest could arise:

      -Employment by a competitor, or potential competitor, regardless of the nature of the employment, while employed by Tasker.

      -Acceptance of gifts, payment, or services from those seeking to do business with Tasker.

      -Placement of business with a firm owned or controlled by a Tasker officer, director or employee or his/her family.

      -Ownership of, or substantial interest in, a company that is a competitor, client or supplier of Tasker's.

      -Acting as a consultant to a Tasker customer, client or supplier.

      -Seeking the services or advice of an accountant or attorney who has provided services to Tasker.


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Officers, directors and employees are under a continuing obligation to disclose any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and Tasker. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

7. COMPETE ETHICALLY AND FAIRLY FOR BUSINESS OPPORTUNITIES

We must comply with the laws and regulations that pertain to the acquisition of goods and services. We will compete fairly and ethically for all business opportunities. In circumstances where there is reason to believe that the release or receipt of non-public information is unauthorized, do not attempt to obtain and do not accept such information from any source.

If you are involved in Tasker's transactions, you must be certain that all statements, communications, and representations are accurate and truthful.

8. AVOID ILLEGAL AND QUESTIONABLE GIFTS OR FAVORS

The sale and marketing of our products and services should always be free from even the perception that favorable treatment was sought, received, or given in exchange for the furnishing or receipt of business courtesies. Officers, directors and employees of Tasker will neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate law, regulation or policies of Tasker, or could cause embarrassment to or reflect negatively on Tasker's reputation.

9. MAINTAIN THE INTEGRITY OF CONSULTANTS, AGENTS, AND REPRESENTATIVES

Business integrity is a key standard for the selection and retention of those who represent Tasker. Agents, representatives and consultants must certify their willingness to comply with Tasker's policies and procedures and must never be retained to circumvent our values and principles. Paying bribes or kickbacks, engaging in industrial espionage, obtaining the proprietary data of a third party without authority, or gaining inside information or influence are just a few examples of what could give us an unfair competitive advantage and could result in violations of law.

10. PROTECT PROPRIETARY INFORMATION

Tasker's proprietary information may not be disclosed to anyone without proper authorization. Keep proprietary documents protected and secure. In the course of normal business activities, suppliers, customers and competitors may sometimes divulge to you information that is proprietary to their business.

Respect these confidences.

11. OBTAIN AND USE TASKER'S ASSETS WISELY

Personal use of Tasker property must always be in accordance with corporate policy. Proper use of Tasker property, information resources, material, facilities and equipment is your responsibility. Use and maintain these assets with the utmost care and respect, guarding against waste and abuse, and never borrow or remove Tasker property without management's permission.


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12. FOLLOW THE LAW AND USE COMMON SENSE IN POLITICAL CONTRIBUTIONS AND
ACTIVITIES

Tasker encourages its employees to become involved in civic affairs and to participate in the political process. Employees must understand, however, that their involvement and participation must be on an individual basis, on their own time and at their own expense. In the United States, federal law prohibits corporations from donating corporate funds, goods, or services, directly or indirectly, to candidates for federal offices--this includes employees' work time. Local and state laws also govern political contributions and activities as they apply to their respective jurisdictions.

13. COMPLIANCE OFFICER

Tasker shall appoint a Compliance Officer empowered to enforce this Code of Ethics. The Compliance Officer will report to the Board of Directors at least once each year regarding the general effectiveness of Tasker's Code of Ethics, Tasker's controls and reporting procedures and Tasker's business conduct.

14. DISCIPLINARY MEASURES

Tasker shall consistently enforce its Code of Ethics and Business Conduct through appropriate means of discipline. Violations of the Code shall be promptly reported to the Compliance Officer. Pursuant to procedures adopted by the Board of Directors, the Compliance Officer shall determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or agent of Tasker who has so violated the Code.

The disciplinary measures, which may be invoked at the discretion of the Compliance Officer, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

If you become aware of any existing, suspected or potential violation of this Code or of any law, rule or regulation, you must promptly report that information to your supervisor or, if you feel uncomfortable discussing the matter with your supervisor for any reason, you should report the information to the Compliance Officer or to an officer of Tasker. In addition, if you wish to raise a concern or to report a violation on an anonymous basis, you may do so by communicating in writing to the Compliance Officer, c/o Tasker Capital Corp., 100 Mill Plain Road, Danbury, CT 06811. The writing should include sufficient information and specificity to allow the Compliance Officer to review the matter. If you have questions about the application of this Code, or you wish guidance, you should feel free to consult with the Compliance Officer.

If you have concerns or complaints about the accuracy and integrity of Tasker's accounting, auditing and financial reporting, you may report your concerns to the Compliance Officer or to the Board of Directors or to Tasker's outside counsel, Thompson Hine LLP, One Chase Manhattan Plaza, 58th floor, New York, New York 10005, Attention Stuart J. Welburn, Esq. All persons are encouraged to submit good faith concerns and complaints without fear of retaliation of any kind. Tasker will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against any employee in the terms and condition of his or her employment because the employee has raised good faith concerns or complaints in accordance with these procedures. If an employee wishes to do so, he or she may communicate concerns anonymously as set forth in this paragraph
14. This writing should include sufficient information and specificity to allow Tasker to review the subject matter.


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Upon receipt of a concern or complaint, the Compliance Officer or Mr. Welburn will communicate the concern or complaint to the Board of Directors. The Board of Directors, in consultation with Thompson Hine LLP, will determine how the concern or complaint should be evaluated and, if necessary, investigated by Mr. Welburn or by such other persons as may be appropriate. Prompt and corrective action will be taken when and as warranted in the judgment of the Board of Directors. Tasker will make every effort to maintain, within the limits allowed by law and consistent with the need to conduct an adequate review, the confidentiality of anyone submitting a concern or complaint.

The Compliance Officer shall report quarterly to the Board of Directors with respect to the status of all pending submissions of concerns or complaints concerning matters covered by these procedures. Copies of each file will be maintained in accordance with Tasker's document retention policy.

No person shall be subject to retaliation or adverse personnel action of any kind for raising a concern or reporting in good faith about matters that he or she feels may violate this Code or any law, rule or regulation. Tasker will make every effort to maintain, within the limits allowed by law and consistent with the need to conduct an adequate review, the confidentiality of anyone requesting guidance or reporting questionable behavior.

Waivers of the code of conduct

We expect that Tasker people will follow the code of conduct and that waivers will rarely be requested or granted. Waivers can be granted only by the Compliance Officer after consultation with your supervisor. Waivers for members of the Board of Directors, executive officers and other members of the Executive Committee can be granted only by the Board of Directors and must be disclosed promptly to our stockholders.

Amendments to this Code may be made only by the Board of Directors.

The code of conduct is not a contract of employment

The code of conduct does not create any contractual rights of any kind between Tasker and its employees or between Tasker and third parties.

March 2005

TASKER'S COMPLIANCE OFFICER IS ROBERT D. JENKINS.  He can be contacted at:

                                Robert D. Jenkins
                             Chief Financial Officer
                              Tasker Capital Corp.
                               100 Mill Plain Road
                                Danbury, CT 06811
                                Tel: 203-546-3555
                                Fax: 203-546-3427
                     Via Email: rdjenkins@taskerproducts.com


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